Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS SECOND QUARTER OPERATING RESULTS, INCLUDING 67% INCREASE IN DILUTED EPS ($0.15 VS. $0.09) ON FEWER SHARES OUTSTANDING

COMPANY’S EMPHASIS UPON SPECIALTY CONTACT LENSES ANTICIPATES ABOVE-AVERAGE GROWTH OF AMERICA’S PRESBYOPIC POPULATION

LARGO, Florida (February 14, 2011) – Unilens Vision Inc. (OTC Bulletin Board: UVIC; TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the second quarter and first half of FY2011.

For the three months ended December 31, 2010 (second quarter of FY2011), total revenue including royalty income declined 2.6% to approximately $2.1 million, compared with approximately $2.2 million in the three months ended December 31, 2009. Sales of the Company’s specialty contact lenses declined 1.5%, while royalty income decreased 4.8%, when compared with the prior-year quarter. The Company believes that the continued impact of a soft U.S. economy upon the specialty contact lens market and new product offerings by competitors were the primary reasons for lower sales and royalty income in the second quarter of FY2011, when compared with the year-earlier quarter.

Pretax income decreased 20.6% to $519,659 in the second quarter of FY2011, compared with $654,071 in the quarter ended December 31, 2009. The reduction in pretax income was primarily attributable to lower sales and royalty income and an increase in interest expense related to the Company’s loan with Regions Bank, which financed the repurchase of 48% of the Company’s previously outstanding shares in January 2010; partially offset by lower administrative and sales and marketing (“SG&A”) expenses.

The Company reported net income of $350,237 in the most recent quarter, a decrease of 17.7% when compared with net income of $425,308 in last year’s second fiscal quarter. The Company earned $0.15 per diluted share in the second quarter of FY2011, which represented an increase of 66.7% versus earnings of $0.09 per diluted share in the second quarter of FY2010. Diluted per-share earnings were calculated on 2,369,354 common shares in the FY2011 second quarter, versus 4,557,852 diluted shares in the prior-year quarter. The 48% decrease in weighted average diluted shares outstanding resulted from the Company’s repurchase of 2,188,861 outstanding shares of common stock on January 20, 2010.

“Sales of our custom soft lens category increased significantly in the second quarter as our C-Vue Advanced Toric Multifocal lenses continue to gain traction in the marketplace, almost completely offsetting declines in our disposable lens category,” observed Michael Pecora, Chief Executive Officer of Unilens Vision Inc “The C-Vue Advanced Toric Multifocal was introduced in the first quarter of Fiscal 2010 with a free trial option, and sales have increased as eye care professionals convert trial fits to revenue-generating sales. We expect a similar phenomenon over time with our recently introduced C-Vue Advanced® HydraVUE™ line of silicone hydrogel custom contact lenses for monthly replacement, which are completely customizable and feature a risk-free trial program and exceptional deliverability.”

“Although sales and royalties were lower than prior-year levels in the second quarter, we are encouraged that the 1.5% decline in our specialty contact lens sales represented an improvement relative to a 9.2% decrease in the first quarter, while the 4.8% decline in royalty income was much less severe than the 14.0% first quarter decrease. “Longer-term, we believe that the specialty segment of the contact lens market will benefit significantly as the presbyopic population continues to grow at a faster rate than America’s population as a whole, and we have positioned our Company to benefit from such trends by providing independent practitioners with specialty contact lens options that contribute to patient retention and practice profitability,” concluded Pecora.

For the six months ended December 31, 2010, net sales including royalty income decreased 7% to approximately $4.3 million, compared with approximately $4.6 million in the first half of FY2010. The decrease in revenue was primarily due to a 5.7% decline in sales of the Company’s various types of specialty contact lenses and a 9.4% decline in royalty income.

Pretax income decreased 29.8% to $1,013,823 in the six months ended December 31, 2010, compared with $1,444,801 in the prior-year period. The decrease in pretax income was primarily attributable to lower sales and royalty income and an increase in interest expense related to the Company’s loan with Regions Bank, partly offset by a modest reduction in SG&A expenses.

The Company reported net income of $682,086 for the first half of FY2011, a decrease of 25.8% when compared with net income of $919,396 in the corresponding period of the previous fiscal year. The Company earned $0.29 per diluted share in the first six months of FY2011, which represented an increase of 45.0% when compared with earnings of $0.20 per diluted share in the first six months of FY2010. Diluted per-share earnings were calculated on 2,369,354 common shares in the six months ended December 31, 2010, versus 4,556,969 diluted shares in the prior-year period.

The Company recently declared its 18th consecutive quarterly cash dividend, in the amount of $0.09 per share of common stock outstanding. The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals. Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Bulletin Board under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com

UNILENS VISION INC.

SECOND QUARTER – FISCAL 2011

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars) RESULTS OF OPERATIONS
	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Six Months Ended December 31, 2010	Six Months Ended December 31, 2009
Revenues:
Sales	$1,393,094	$1,414,539	$2,922,668	$3,098,212
Royalty income	715,603	751,386	1,375,809	1,519,062

Total revenues	2,108,697	2,165,925	4,298,477	4,617,274

Operating costs and expenses:
Cost of sales	877,754	843,217	1,775,844	1,804,588
Expenses	641,056	672,989	1,367,875	1,376,198

Total operating costs and expenses	1,518,810	1,516,206	3,143,719	3,180,786

Income from operations	589,887	649,719	1,154,758	1,436,488

Other non-operating items:
Other income	900	355	1,445	823
Remeasurement income	—	1,288	—	1,823
Interest (expense) income	(71,128)	2,709	(142,380)	5,667

Total other non-operating items	(70,228)	4,352	(140,935)	8,313

Income before income tax expense	519,659	654,071	1,013,823	1,444,801
Income tax expense	169,422	228,763	331,737	525,405

Net income for the period	$350,237	$425,308	$682,086	$919,396

Net income per common share:
Basic	$0.15	$0.09	$0.29	$0.20
Diluted	$0.15	$0.09	$0.29	$0.20
Weighted average shares outstanding	2,369,354	4,557,852	2,369,354	4,556,969

CASH FLOWS

Provided (used) by:
Operating activities			$495,440	$1,411,655
Investing activities			(131,084)	239,876
Financing activities			(1,026,484)	(819,128)

(Decrease) increase in cash			$(662,128)	$832,403

BALANCE SHEET		June 30, 2010	December 31, 2010	December 31, 2009
Cash and cash equivalents		$1,080,540	$418,412	$2,262,852
Total assets		4,467,338	4,099,157	5,975,079
Current liabilities		2,519,513	2,378,192	1,181,462
Total liabilities		6,819,513	6,217,768	1,181,462
Stockholders’ (deficit) equity		$(2,352,175)	$(2,118,611)	$4,793,617